Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-156777 on Form S-3 pertaining to the registration of the Warrant and the underlying shares of common stock and Registration Statement  No. 333-115359 on Form S-8 pertaining to the Citizens First Corporation 2002 Stock Option Plan and 2003 Stock Option Plan for Non-employee Directors of our report dated March 31, 2011, on the consolidated financial statements of Citizens First Corporation which report is included in this Annual Report on Form 10-K for Citizens First Corporation for the year ended December 31, 2010.

Crowe Horwath LLP

Louisville, Kentucky
March 31, 2011